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Exhibit 10.54

UNITED STATIONERS SUPPLY CO.
SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

APPENDIX A

This Appendix A to the United Stationers Supply Co. Severance Pay Plan (the "Plan") is effective as of October 11, 2006. The following provisions of this Appendix A to the Plan shall apply to Non-Officer Exempt Employees of the Company whose employment classification is within Grades 5-9 (the "Appendix A Employees" and each, an "Appendix A Employee").

Notwithstanding any provision in the Plan to the contrary, severance pay for an Appendix A Employee who satisfies the eligibility criteria for severance benefits under the Plan shall be determined in accordance with the following table:

Eligible Employee's Employment Classification	Amount of Severance Pay
Non-Officer Exempt Employees Grades 5-9	Greater of: 12 weeks of pay; or 2 weeks of pay for each complete year of service, not to exceed 36 weeks of pay

With respect to Appendix A Employees, the severance benefits in the above table shall be in lieu of any benefits described in the schedule of benefits in subsection (a) of the Plan under the heading "SEVERANCE PAY AND SEVERANCE BENEFITS." No other table or schedule of severance pay in the Plan or in any supplement, appendix or attachment to the Plan shall apply for purposes of determining the amount of any Appendix A Employee's severance pay under the Plan, and there shall be no duplication of severance pay for any employee, including any Appendix A Employee. The terms "years of service," "week of pay," "exempt" and "non-exempt" have their respective meanings set forth in the Plan, and health continuation coverage and career transition assistance benefits applicable to Appendix A Employees shall be those that are described in the Plan. In addition, all other terms of the Plan shall apply to Appendix A Employees, including, without limitation, eligibility conditions, the requirement of a Separation and Release Agreement, claims and appeals rules, and the Company's reservation of its rights to amend or terminate the Plan at any time, in whole or in part, including amendment, termination or other discontinuance of this Appendix A or any other benefit under the Plan.

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UNITED STATIONERS SUPPLY CO. SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION